Exhibit 10.11
MONEYGRAM INTERNATIONAL, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
     This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made by and between MoneyGram International, Inc., a Delaware corporation (the “Company”) and                           (“Participant”), a non-employee member of the Company’s Board of Directors (the “Board”). The grant date of this award is                       (the “Grant Date”).
     1. Award. The Company hereby grants to Participant a restricted stock unit award covering                     shares (the “Shares”) of Common Stock, $.01 par value per share, of the Company according to the terms and conditions set forth herein and in the Company’s 2005 Omnibus Incentive Plan (the “Plan”). Each restricted stock unit (a “Unit”) represents the right to receive one Share, subject to the vesting requirements of this Agreement and the terms of the Plan. The Units are granted under Section 6(c) and 6(d) of the Plan. A copy of the Plan will be furnished upon request of Participant. Each capitalized term used but not defined in this Agreement shall have the meaning assigned to that term in the Plan.
     2. Vesting. Except as otherwise provided in this Agreement, the Units shall vest in full upon the first (1st) anniversary of the Grant Date.
     3. Restrictions on Transfer. The Units may not be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.
     4. Forfeiture; Early Vesting. If Participant voluntarily terminates Board service prior to vesting of the Units pursuant to Section 2 hereof, all of Participant’s rights to all of the unvested Units shall be immediately and irrevocably forfeited, except that (i) if Participant’s Board service terminates by reason of Disability (as defined below) prior to the vesting of Units under Section 2 hereof; (ii) if Participant’s Board service terminates by reason of death prior to the vesting of Units under Section 2 hereof; or (iii) upon a Change in Control, all Units granted hereunder shall vest as of such event. Upon forfeiture, Participant will no longer have any rights relating to the unvested Units. The Company reserves the right, in accordance with the Plan, to accelerate vesting of each Unit as deemed necessary or appropriate in its sole and absolute discretion.
     For purposes of this Agreement, , the following terms shall have the definitions set forth below:
     (a) “Disability” shall mean total and permanent disability as approved by the Committee administering the Plan.
     (b) “Change in Control” shall mean (i) a sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of the Company’s assets, (ii) the transfer of more than 50% of the outstanding securities of the Company, calculated on a fully-diluted basis, to an entity or group (within the meaning of

Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), or (iii) the merger, consolidation reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders of the voting power of the outstanding securities of the Company, as the case may be, immediately prior to such transaction, together with such holders’ affiliates and related parties, hold less than 50% in voting power of the outstanding securities of the Company or the surviving entity or resulting entity, as the case may be, immediately following such transaction; provided, however, that the issuance of securities by the Company shall not, in any event, constitute a Change in Control, and for the avoidance of doubt a sale or other transfer or series of transfers of all or any portion of the securities of the Company held by the Investors and their affiliates and related parties shall not constitute a Change in Control unless such sale or transfer or series of transfers results in a entity or group (as defined in the Exchange Act) other than the Investors and their affiliates and related parties holding more than 50% in voting power of the outstanding securities of the Company.
     5. Miscellaneous.
     (a) Issuance of Shares. As soon as administratively practicable following the Participant’s vesting date under Section 2 or Section 4 hereof, as applicable, and the Participant’s satisfaction of any required tax withholding obligations (but in no event later than 60 days following the vesting date), the Company shall cause Shares to be issued and evidenced in such manner as the Company may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates. The number of Shares issued shall equal the number of Units vested, reduced as necessary to cover applicable withholding obligations in accordance with Section 5(c) hereof. If it is administratively impracticable to issue Shares within the time frame described above because issuances of Shares are prohibited or restricted pursuant to the policies of the Company that are reasonably designed to ensure compliance with applicable securities laws or stock exchange rules, then such issuance shall be delayed until such prohibitions or restrictions lapse.
     (b) Rights as Shareholder. Units are not actual Shares, but rather, represent a right to receive Shares according to the terms and conditions set forth herein and the terms of the Plan. Accordingly, except as expressly provided in this Section 5(b), the issuance of a Unit shall not entitle the Participant to any of the rights or benefits generally accorded to stockholders unless and until a Share is actually issued under Section 5(a) hereof.
     (i) Dividends Payable Other than in Common Stock. If the payment date for a dividend declared by the Board and payable in cash or in property other than cash or Common Stock occurs prior to the date a Unit is settled, Participant will be credited with a number of additional Units determined according to the following formula:
     Dividend value per share x Number of Restricted Stock Units
Fair Market Value
     For purposes of this formula:

“Dividend value per share” means the amount of the cash dividend (or the per share value of any dividend payable in property other than cash) declared per share of Common Stock for the applicable payment date;
“Number of Restricted Stock Units” means the aggregate number of Units outstanding under this Agreement as of the applicable dividend record date; and
“Fair Market Value” means the Fair Market Value of a share of Common Stock on the applicable dividend payment date.
     (ii) Dividends in Common Stock. If the payment date for a dividend declared by the Company’s Board and payable in Common Stock occurs prior to the date a Unit is settled, Participant will be credited with a number of additional Units determined by multiplying the aggregate number of Units outstanding under this Agreement as of the applicable dividend record date by the number of shares of Common Stock payable as a dividend on each outstanding share of Common Stock in connection with such dividend declaration.
     (iii) Treatment of Additional Restricted Stock Units. Any additional Units granted under (i) or (ii) above are subject to the terms and conditions of this Agreement and the Plan, and specifically will vest and be settled, or forfeited, to the extent and at the time that the underlying Units to which such additional Units relate are subject to vesting, settlement or forfeiture hereunder.
     (iv) Adjustments to Award. If a corporate transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then in accordance with Section 4(c) of the Plan, the Committee shall, in such manner as it may deem equitable, adjust any or all of the number and type of Shares (or other securities or other property) subject to outstanding Units.
     (c) Taxes. You acknowledge that you will consult with your personal tax advisor regarding the applicable federal, state, local or foreign tax consequences that arise in connection with this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you, if and to the extent required by applicable law.
     (d) Subject to Plan. This Award is subject to the terms and conditions of the Plan, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In addition, this Award is subject to the rules and regulations promulgated pursuant to the Plan, now or hereafter in effect. A copy of the Plan will be furnished upon request of the Participant.

     (e) No Right to Continued Service. This Agreement shall not confer on the Participant any right with respect to continuance of service to the Company, nor will it interfere in any way with the right of the Company to terminate such service at any time.
     (f) Governing Law. The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.
     (g) Severability. If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee administering the Plan, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.
     (h) No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.
     (i) Section 409A Provisions. The payment of Shares under this Agreement are intended to be exempt from the application of section 409A of the Internal Revenue Code, as amended (“Section 409A”) by reason of the short-term deferral exemption set forth in Treasury Regulation §1.409A-1(b)(4). Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that any amount or benefit hereunder that constitutes “deferred compensation” to the Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to the Participant under the Plan or this Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise (including, but not limited to, a payment made pursuant to an involuntary separation arrangement that is exempt from Section 409A under the “short-term deferral” exception). Any payment or distribution that otherwise would be made to a Participant who is a specified employee as defined in Section 409A(a)(2)(B) of the Code on account of separation from service may not be made before the date which is six months after the date of the specified employee’s separation from service (or if earlier, upon the specified employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short term deferral exemption or otherwise.
     (j) Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.
     IN WITNESS WHEREOF, the Company and Participant have executed this Agreement on the date set forth in the first paragraph.

MONEYGRAM INTERNATIONAL, INC.

By:

PARTICIPANT

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